SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT (the “Second Amendment”) is made and entered into as of November 6, 2006 by and among Eddy Goldwasser (“Goldwasser”) and Small World Kids, Inc., a Nevada corporation (the “Company”) a successor of Savon Team Sports, Inc. with reference to the following:

RECITALS

A.    Pursuant to that Promissory Note dated as of May 20, 2004 (the “Promissory Note”), among Savon Team Sports, Inc., a predecessor of Small World Kids, Inc. (“Savon”), and Goldwasser, the Company agreed to make certain principal adjustments and payments to Goldwasser.

B.    Goldwasser and Savon also executed a consulting agreement, dated as of May 20, 2004, which consulting agreement was subsequently amended pursuant to a First Amendment Regarding Consulting Agreement - Eddy Goldwasser (the consulting agreement, as so amended, is herein referred to as the “Consulting Agreement”).

C.    Goldwasser and ST. CLOUD CAPITAL PARTNERS L.P. (“St. Cloud”) executed an Intercreditor Agreement dated September 15, 2004.

D.    Paragraph 1.a.i. of the Promissory Note provided for an increase in principal at the end of calendar year 2005 and that increase has been determined to be $325,119 (“CY 2005 Increase”).

E.    The Company and Goldwasser entered into a Waiver and Amendment dated February 28, 2006 whereas:

The CY 2005 Increase shall bear an annual simple interest rate of ten percent (10%) and the schedule of the payment of the CY 2005 Increase shall be modified as follows:

1.1  If the Company consummates a capital raise of $2,000,000 or more prior to April 13, 2006, the payments shall be:

1.1.1  April 14, 2006- $120,000

1.1.2  April 28, 2006- $30,000

1.1.3  May 12, 2006- $30,000

1.1.4  May 26, 2006- $30,000

1.1.5  June 9, 2006- $30,000

1.1.6  June 23, 2006- $30,000

1.1.7  July 7, 2006- $30,000

1.1.8  July 21, 2006- BALANCE OF PRINCIPAL AND INTEREST

1.2  If the Company does not consummate a capital raise of $2,000,000 or more prior to April 13, 2006, the payments shall be:

1.2.1  April 14, 2006- $30,000

1.2.2  April 28, 2006- $30,000

1.2.3  May 12, 2006- $30,000

1.2.4  May 26, 2006- $30,000

1.2.5  June 9, 2006- $30,000

1.2.6  June 23, 2006- $30,000

1.2.7  July 7, 2006- $30,000

1.2.8  July 21, 2006- $30,000

1.2.9  August 4, 2006- $30,000

1.2.10  August 18, 2006- $30,000

1.2.11  September 1, 2006- $30,000

1.2.12  September 15, 2006- BALANCE OF PRINCIPAL AND INTEREST.

F.    As of the date of this Second Amendment, the Company had paid $210,000 in principal payments on the CY 2005 Increase principal leaving $115,119 owed on the CY 2005 Increase

G.    The Company has paid $87,500 in 2006 in quarterly installments per paragraph 1.c.ii. of the Promissory Note with $262,500 in quarterly installments remaining and due in 2006 per paragraph 1.c.ii of the Promissory Note.

H.    The Company also owes Goldwasser an additional 2% of the net sales attained by the Company in calendar 2006 up to $800,000 less the $350,000 in quarterly installments on the principal per paragraph 1.c.ii of the Promissory Note. The Company projects that the net sales for 2006 will be $32,000,000 and that the Company will owe an additional $290,000 principal increase per paragraph 1.c.ii of the Promissory Note.

I.    Goldwasser executed a Subordination Agreement with Laurus Master Funds, Ltd. (“Laurus”) on February 28, 2006 that no regularly scheduled payments of principal can be made if an “Overadvance” is outstanding. On July 26, 2006, Laurus authorized an $750,000 Overadvance and the Company drew down the full $750,000 Overadvance on July 31, 2006 and which is still outstanding.

J.    On October 19, 2006, the Company executed an agreement with Laurus to increase the Overadvance to $1,500,000. Therefore, the Company has requested and Goldwasser has agreed to a second amendment to extend the principal payments by replacing the amended Promissory Note with a Replacement Note in the form attached hereto as Exhibit A (the “Replacement Note”).

AGREEMENT

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and Goldwasser hereby agree as follows:

1.    ISSUANCE OF REPLACEMENT NOTE.

(a)  Subject to the terms and conditions set forth in this Second Amendment, at the Closing, the Company agrees to issue to Goldwasser, and Goldwasser agrees to accept, the Replacement Note (Appendix A) pursuant to which:

1.1  The principal amount is fixed at $667,619.00 with no adjustments based on the net sales attained in 2006.

1.2  The Replacement Note shall bear an annual simple interest rate of ten percent (10%) per annum. During the occurrence and continuation of any payment of interest and/or principal that is due but not paid on the scheduled date (“Default Amount”) and not cured within 5 days, the interest rate on the Default Amount and only on the Default Amount shall be increased to an aggregate of fifteen percent (15%) from the scheduled date that the Default Amount was otherwise due until (and including) the date that the Default Amount and all interest thereon is paid in full.

1.3  The Replacement Note will be for thirty-six (36) months with monthly amortization payments of $21,542.19.

1.4  Payments under the Replacement Note shall begin on October 15, 2006 and be due on the 15th of each month thereafter until the Replacement Note is paid in full.

1.5  Concurrent with the execution of the Second Amendment, Goldwasser will executed an Amended and Restated Subordination Agreement by and among Eddy Goldwasser, and Laurus Master Fund, Ltd. (Appendix B)

1.6  The amount of the Replacement Note does not include or otherwise affect in any way the monthly consulting fees of $4,166.67 that are due on the first of the month until the consulting agreement ends on May 20, 2007 and no amendment to the Consulting Agreement between the Company and Goldwasser is being, or is intended to be, effected hereby.

1.7  Closing. The closing of the issuance of the Replacement Note (the “Closing”) shall be held at the offices of Troy & Gould in Los Angeles, California, or at such other location as shall be agreed upon by the parties hereto on or before November 6, 2006. At the Closing, (a) the Company shall deliver to Goldwasser the Replacement Note and Goldwasser shall return to the Company the Amended Promissory Note.

2.    RATIFICATION OF SUBORDINATION AGREEMENT

Except as expressly set forth herein, all of the terms and conditions of the Subordination Agreement entered into on February 28, 2006 by and among Goldwasser and Laurus are hereby ratified and confirmed and continue unchanged and in full force and effect. Except as expressly set forth herein, all of the terms and conditions of the Consulting Agreement are hereby ratified and confirmed and continue unchanged and in full force and effect.

3.    DUE AUTHORIZATION AND VALID ISSUANCE

(a)  The Company has all requisite power and authority to execute, deliver and perform its obligations under this Second Amendment and under each of the Subordination Agreement, the Security Agreement, the Replacement Note. The Second Amendment has been duly authorized and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)  The execution, delivery and performance of this Second Amendment by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or Bylaws of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect).

4.    MISCELLANEOUS

(a)  This Second Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered.

(b)  This Second Amendment shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Second Amendment, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Second Amendment (including also all Exhibits or Schedules hereto) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(c)  This Second Amendment contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Goldwasser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Second Amendment may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(d)  This Second Amendment shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. Neither the Company nor Goldwasser shall assign this Second Amendment or any rights or obligations hereunder or thereunder without the prior written consent of the other party or parties thereto (which consent shall not be unreasonably withheld). Notwithstanding anything herein to the contrary, Goldwasser may pledge the Replacement Note as collateral for a bona fide loan with a third party lender, and such pledge shall not be considered an assignment in violation of this Second Amendment so long as it is made in compliance with all applicable law.

(e)  The representations, warranties and covenants of the Company contained in Section 3 above shall survive the Closing of the issuance of the Replacement Note as contemplated hereby.

(f)  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Second Amendment,.

(g)  If any action or proceeding is brought to enforce any of the terms or provisions of this Second Amendment, the prevailing party in such action shall be entitled to attorneys’ fees and expenses.

IN WITNESS WHEREOF, Goldwasser and the Company have caused this Second Amendment to Amended Promissory Note to be duly executed as of the date first written above.

THE COMPANY: SMALL WORLD KIDS, INC. By:
Name: Debra Fine Title: Chief Executive Officer
GOLDWASSER: EDDY GOLDWASSER

APPENDIX A

REPLACEMENT PROMISSORY NOTE

PROMISSORY NOTE

$667,619.00	November 6, 2006

FOR VALUE RECEIVED, Small World Kids, Inc. a Nevada corporation (the “Borrower”), with principal offices located at 5711 Buckingham Parkway, Culver City, California 90230, hereby promises to pay to Eddy Goldwasser (“Goldwasser”) or order (the holder of this Note is herein referred to as the “Holder”), without demand, the sum of Six Hundred Sixty-Seven Thousand Six Hundred and Nineteen Dollars ($667,619.00) together with interest thereon from the date hereof until this Note has been paid in full at the rate of 10% per annum, with principal and interest amortized over the thirty-six (36) month term hereof and payable in thirty-six (36) equal monthly installments of Twenty-One Thousand Five Hundred and Forty-Two Dollars and Nineteen Cents ($21,542.19) each, such installments of principal and interest to be due and payable on the fifteenth day of each calendar month commencing with October 15, 2006 and continuing through, until and including September 15, 2009 upon which date all then unpaid principal and accrued but unpaid interest shall be due and payable in full. Capitalized term used herein but not otherwise defined shall have the meaning assigned to those terms in that certain Second Amendment to Promissory Note dated as of November 6, 2006, between the Borrower and Goldwasser (the “Amendment”).

The following terms shall apply to this Note:

1.1  Default Rate of Interest. During the occurrence and continuation of any payment that is due but not paid on the scheduled date (“Default Amount”) and not cured within five (5) days from the due date thereof, the interest rate on the Default Amount and only on the Default Amount shall be increased to an aggregate of fifteen percent (15%) per annum until the Default Amount is paid.

1.2  Prepayment; Currency. The Note may be prepaid in whole or in part. If paid in part, such prepayment shall be applied first against accrued but unpaid interest and then against any unpaid principal. All payments of principal and interest under this Note shall be made in lawful currency of the United States of America.

1.3  Senior Status. Other than (a) the principal amount of indebtedness of Borrower to Laurus and St. Cloud outstanding as of the date hereof; (b) the principal amount of any additional amounts that may be borrowed by Borrower from Laurus or St. Cloud under the currently existing agreements between Borrower and Laurus and Borrower and St. Cloud (the “Existing Agreement”); (c) any refinancing, modification, extension or replacement of the foregoing (the indebtedness referred to clauses (a) through (c) of this sentence are herein referred to as “Existing Debt”); and (d) any debt incurred in connection with the acquisition of property and/or equipment and any refinancing or modifications thereof, Borrower hereby agrees that, until this Note is paid in full, Borrower shall not incur after the date hereof any indebtedness for money borrowed that is senior to or pari passu with the indebtedness represented by this Note without the prior written consent of the Holder.

1.4    Events of Default. Any one or more of the following shall constitute an event of default under this Note:

(a)  Borrower fails to pay in full when due any payment of principal or interest under this Note and such failure to pay continues for a period of five (5) days thereafter (as provided above) or otherwise fails to timely perform or breaches the terms of this Note;

(b)  Borrower defaults under or otherwise breaches any of the terms or provisions of the Consulting Agreement between Borrower and Goldwasser or such Consulting Agreement is terminated other than by expiration pursuant to the terms thereof or by Goldwasser;

(c)  Borrower (or any parent or subsidiary thereof) shall (1) admit in writing its inability to pay its debts as they become due; (2) file or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (3) make an assignment for the benefit of its creditors; (4) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (5) be adjudicated insolvent; (6) be liquidated, transfer all or substantially all of its assets to any person or entity or be merged (or consolidated) with or into one or more business entities in which the stockholders of Borrower (or its parent) receive cash for their shares or in which the stockholders of Borrower (or its parent) no longer control, immediately following such merger or consolidation, at least a majority of the voting power of the resulting entity.or (7) take corporate action for the purpose of any of the foregoing;

(d)  a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by Borrower, a custodian, receiver, trustee or other officer with similar powers with respect to Borrower or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Borrower, or if any petition for such relief shall be filed against Borrower and such petition shall not be dismissed within 45 days; and

Upon the occurrence of an event of default as provided above, and subject to the provisions of any agreements to which the Holder may then be a party, if any, with respect to the Existing Debt, the Holder hereof shall have the right to declare (by written notice thereof) the entire unpaid principal and all accrued but unpaid interest hereunder immediately due and payable. Failure to exercise the foregoing option on the occurrence of one or more events of default shall not constitute a waiver of the right to exercise such option at any subsequent time in respect of the same event of default or any other event of default.

1.5  Governing Law and Venue. This Note shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Note, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

1.6  Replacement. This Note dated the date hereof in the principal amount of $667,619.00 replaces that certain Promissory Note to Goldwasser dated May 20, 2004 in the principal amount of $700,000 (subject to adjustments) and Waived and Amended on February 28, 2006.

1.7  Miscellaneous. Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. If this Note is not paid when due or if any event of default occurs hereunder, Borrower promises to pay, in addition to all other sums due hereunder, all costs of enforcement and collection, including but not limited to reasonable attorneys’ fees, whether or not such enforcement and collection includes the filing of an arbitration or lawsuit. No electronic record or electronic signature (other than telephonic facsimile) shall be deemed to be a writing so as to satisfy any requirement under this Note that any modification, amendment, waiver, notice, communication or other instrument under or pursuant hereto be in writing.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its Chief Executive Officer on this 6 day of November 2006.

SMALL WORLD KIDS, INC.
By:
Name: Debra Fine Title: Chief Executive Officer

APPENDIX B

AMENDED AND RESTATED SUBORDINATION AGREEMENT

This Amended and Restated Subordination Agreement (this “Agreement”) is entered into as of the 6 day of November 2006, by and among Eddy Goldwasser, (a “Subordinated Lender”), and Laurus Master Fund, Ltd. (the “Senior Lender”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning provided such terms in the Security Agreement referred to below.

BACKGROUND

WHEREAS, the Senior Lender made an investment in Small World Kids, Inc., a Nevada corporation (the “Company”) and certain of the Company’s Subsidiaries pursuant to, and in accordance with, (i) that certain Security Agreement dated as of February 28, 2006 by and between the Company and Laurus (as amended, modified or supplemented from time to time, the "Security Agreement") and (ii) the Ancillary Agreements referred to in the Security Agreement (the “Ancillary Agreements” and, together with the Security Agreement, the “Documents”).

WHEREAS, at the time that the Documents were executed, the Company (and certain of its affiliates and/or subsidiaries) was (and is) indebted to the Subordinated Lender. The Company therefore asked Subordinated Lender to subordinate the Junior Liabilities (as defined below) to the Senior Liabilities (as defined below) and the Subordinated Lender agreed to do so pursuant to the terms and conditions of a “Subordination Agreement” (the “Original Subordination Agreement”) which was executed as of February 28, 2006 by and between the Subordinated Lender and Senior Lender.

5.  WHEREAS, the Company has requested that Senior Lender modify the Original Subordination Agreement to permit certain payments to be made by the Company to the Subordinated Lender which otherwise would be prohibited pursuant to the terms of the Original Subordination Agreement. Senior Lender is willing to modify the Original Subordination Agreement subject to the terms and conditions of this Agreement which shall amend and restate the Original Subordination Agreement.

NOW, THEREFORE, each Subordinated Lender and the Senior Lender agree as follows:

TERMS

1.    All obligations of each the Company and/or any of its Subsidiaries to the Senior Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due are referred to as “Senior Liabilities”. Any and all loans made by the Subordinated Lenders to the Company and/or any of its Subsidiaries, together with all other obligations of the Company and/or any of its Subsidiaries to any Subordinated Lender (in each case, including any interest, fees or penalties related thereto), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due are referred to as “Junior Liabilities”. It is expressly understood and agreed that the term “Senior Liabilities”, as used in this Agreement, shall include, without limitation, any and all interest, fees and penalties accruing on any of the Senior Liabilities after the commencement of any proceedings referred to in paragraph 4 of this Agreement, notwithstanding any provision or rule of law which might restrict the rights of the Senior Lender, as against the Company, its Subsidiaries or anyone else, to collect such interest, fees or penalties, as the case may be.

2.    Except as expressly otherwise provided in this Agreement or as the Senior Lender may otherwise expressly consent in writing, the payment of the Junior Liabilities shall be postponed and subordinated in right of payment and priority to the payment in full of all Senior Liabilities. Furthermore, whether directly or indirectly, no payments or other distributions whatsoever in respect of any Junior Liabilities shall be made (whether at stated maturity, by acceleration or otherwise), nor shall any property or assets of the Company or any of its Subsidiaries be applied to the purchase or other acquisition or retirement of any Junior Liability. Notwithstanding anything to the contrary contained in this paragraph 2 or elsewhere in this Agreement, the Company and its Subsidiaries may make, and the Subordinated Lenders shall be entitled to receive, each of the following payments provided that no Event of Default has occurred and is continuing at the time of any such payment and immediately after giving effect to such payment:

(a)    The regularly scheduled payments of interest (at the non-default rate), in the amounts and when due in the ordinary course of business under the terms of the documentation evidencing the Junior Liabilities (as in effect on the date hereof), provided that, at the time of such payments, the remainder of (I) the Formula Amount (as defined in the Security Agreement) less (II) the aggregate amount of all outstanding Revolving Loans (together with all outstanding interest and fees in connection therewith), is no less than $500,000 after giving effect to such payment; and

(b)    The regularly scheduled payments of principal, in the amounts and when due in the ordinary course of business, under the terms of the documentation evidencing the Junior Liabilities (as in effect on the date hereof), provided that at the time of such payments, the remainder of (I) the Formula Amount (as defined in the Security Agreement) less (II) the aggregate amount of all outstanding Revolving Loans (together with all outstanding interest and fees in connection therewith), is no less than $1,000,000 after giving effect to such payment;

Except for payments expressly allowed pursuant to this Section, if any, no payments of principal on the Subordinated Debt, or interest, or costs and expenses, or other payments, shall be permitted or made. The Company and the Subordinated Lender are hereby prohibited from amending the rate of interest applicable to the Junior Liabilities and/or the scheduled principal payments in respect of the Junior Liabilities from that in effect on the date hereof without the prior written consent of the Senior Lender.

3.    Each Subordinated Lender hereby subordinates all claims and security interests it may have against, or with respect to, any of the assets of the Company and/or any of its Subsidiaries, to the security interests granted by the Company and/or any of its Subsidiaries to the Senior Lender in respect of the Senior Liabilities.

4.    In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar proceedings relating to the Company and/or any of its Subsidiaries or to its creditors, as such, or to its property (whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company and/or any of its Subsidiaries, or any sale of all or substantially all of the assets of the Company and/or any of its Subsidiaries, or otherwise), the Senior Liabilities shall first be paid in full before any Subordinated Lender shall be entitled to receive and to retain any payment or distribution in respect of any Junior Liability.

5.    Each Subordinated Lender will mark his books and records so as to clearly indicate that their respective Junior Liabilities are subordinated in accordance with the terms of this Agreement. Each Subordinated Lender will execute such further documents or instruments and take such further action as the Senior Lender may reasonably request from time to time request to carry out the intent of this Agreement.

6.    Each Subordinated Lender hereby waives all diligence in collection or protection of or realization upon the Senior Liabilities or any security for the Senior Liabilities.

7.    No Subordinated Lender will without the prior written consent of the Senior Lender: (a) attempt to enforce or collect any Junior Liability or any rights in respect of any Junior Liability; or (b) commence, or join with any other creditor in commencing, any bankruptcy, reorganization or insolvency proceedings with respect to the Company and/or any of its Subsidiaries.

8.    The Senior Lender may, from time to time, at its sole discretion and without notice to any Subordinated Lender, take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Senior Liabilities; (b) retain or obtain the primary or secondary obligation of any other obligor or obligors with respect to any of the Senior Liabilities; (c) extend or renew for one or more periods (whether or not longer than the original period), alter, increase or exchange any of the Senior Liabilities, or release or compromise any obligation of any nature of any obligor with respect to any of the Senior Liabilities; and (d) release their security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Senior Liabilities, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property.

9.    The Senior Lender may, from time to time, whether before or after any discontinuance of this Agreement, without notice to any Subordinated Lender, assign or transfer any or all of the Senior Liabilities or any interest in the Senior Liabilities; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer of the Senior Liabilities, such Senior Liabilities shall be and remain Senior Liabilities for the purposes of this Agreement, and every immediate and successive assignee or transferee of any of the Senior Liabilities or of any interest in the Senior Liabilities shall, to the extent of the interest of such assignee or transferee in the Senior Liabilities, be entitled to the benefits of this Agreement to the same extent as if such assignee or transferee were the Senior Lender, as applicable; provided, however, that, unless the Senior Lender shall otherwise consent in writing, the Senior Lender shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Agreement, for the benefit of the Senior Lender, as to those of the Senior Liabilities which the Senior Lender has not assigned or transferred.

10.    The Senior Lender shall not be prejudiced in its rights under this Agreement by any act or failure to act of any Subordinated Lender, or any noncompliance of any Subordinated Lender with any agreement or obligation, regardless of any knowledge thereof which the Senior Lender may have or with which the Senior Lender may be charged; and no action of the Senior Lender permitted under this Agreement shall in any way affect or impair the rights of the Senior Lender and the obligations of any Subordinated Lender under this Agreement.

11.    No delay on the part of the Senior Lender in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise by the Senior Lender of any right or remedy shall preclude other or further exercise of such right or remedy or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Agreement be binding upon the Senior Lender except as expressly set forth in a writing duly signed and delivered on behalf of the Senior Lender. For the purposes of this Agreement, Senior Liabilities shall have the meaning set forth in Section 1 above, notwithstanding any right or power of any Subordinated Lender or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the agreements and obligations of any Subordinated Lender under this Agreement.

12.    This Agreement shall be binding upon each Subordinated Lender and upon the heirs, legal representatives, successors and assigns of each Subordinated Lender and the successors and assigns of any Subordinated Lender.

13.    This Agreement shall be construed in accordance with and governed by the laws of New York without regard to conflict of laws provisions. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.    The Subordinated Lenders hereby consent to the execution and delivery by the Company and its Subsidiaries of the Security Agreement and the Ancillary Agreements related thereto, as well as to consummation of the transactions contemplated therein, including, without limitation, the incurrence of additional indebtedness and the granting of additional Liens by the Company and its Subsidiaries for the benefit of the Senior Lender and its permitted assigns.

15.    The Subordinated Lenders hereby represent and warrant to the Senior Lender and the Company and its Subsidiaries that to their best knowledge, no default or event of default (or similar term) has occurred and is continuing under the documentation evidencing or otherwise relating to the Junior Liabilities. The Company and its Subsidiaries hereby represent and warrant to the Subordinated Lenders and the Senior Lender that no default or event of default (or similar term) has occurred and is continuing under the documentation evidencing or otherwise relating to the Junior Liabilities.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been made and delivered this 6 day of November 2006.

EDDY GOLDWASSER, individually

By:________________________
Name:
Title:

LAURUS MASTER FUND, LTD.

By:________________________
Name:
Title:

Acknowledged and Agreed to by:

SMALL WORLD KIDS, INC.

By:________________________
Name:
Title:

SMALL WORLD TOYS, INC.

By:________________________
Name:
Title: